EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement (Securities Act File No. 333-39837) of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Fund”) of our reports dated October 21, 2005 relating to the financial statements and financial highlights of the Fund and of Master Senior Floating Rate Trust (the “Trust”), both appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2005, and of our reports dated October 22, 2004 relating to the financial statements and financial highlights of the Fund and of the Trust, both appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2004. We also consent to the reference to us under the heading “Financial Statements”, which is part of this Issuer Tender Offer Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey August 11, 2006